NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 13, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 31, 2025, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization of NEOS ETF Trust into FIS Trust became effective after the close on December 31, 2025. Shares of NEOS ETF Trust converted into shares of FIS Trust with the same aggregate net asset value of NEOS ETF Trust at the time of the reorganization. This Form 25 is being filed solely in connection with the discontinuation of trading on NYSE Arca of the FIS Christian Stock Fund (PRAY old, CUSIP 78433H204) and does not affect the continued listing on NYSE Arca of the FIS Christian Stock Fund (PRAY new, CUSIP 337959100). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 02, 2026.